FORM OF PERFORMANCE STOCK UNITS AGREEMENT

THIS PERFORMANCE STOCK UNITS AGREEMENT (“Agreement”) is made and entered into as of ___________________ by and between COVENTRY HEALTH CARE, INC., a Delaware corporation, (the “Company”) and ___________________ (“Holder”).

1.      Award. The Company hereby awards Holder ________ Performance Stock Units (collectively, “PSUs”, singularly, “PSU”), subject to the terms and conditions of this Agreement and the terms and conditions of the Amended and Restated 2004 Incentive Plan. If the terms of this Agreement conflict with or are inconsistent with the terms of the Amended and Restated 2004 Incentive Plan, the Amended and Restated 2004 Incentive Plan shall control.

2.        Definition of PSU. A PSU is a hypothetical share of the Company’s common stock. The value of a PSU on any given date shall be equal to the closing market price of the Company’s common stock on the New York Stock Exchange as of such date. A PSU does not represent an equity interest in the Company and carries no voting rights. The Holder shall have no rights as a shareholder with respect to shares of the Company’s common stock to which this award relates.

3.        Restrictions, Performance Goals and Conditions: (a)(i) Restrictions.Commencing with the date hereof, the Holder agrees that Holder has no right to, and shall not, sell, transfer, pledge or assign, in whole or in part, the PSUs. The PSUs shall not vest until (x) all performance goals set forth herein have been attained and (y) the required time period with respect to each increment of PSUs shall have lapsed.

(ii)    2009 Performance Goals. This award of PSUs is performance-based and all or a portion of ___% of the PSUs awarded (the “2009 Award Increment”) is subject to forfeiture upon the Company’s failure to attain one of the performance goals set forth below for the year ending December 31, 2009:

(iii)   2010 Performance Goals. This award of PSUs is performance-based and all or a portion of ___% of the PSUs awarded herein (the “2010 Award Increment”) is subject to forfeiture upon the Company’s failure to attain such performance criteria as shall be established by the Compensation Committee of the Board of Directors of the Company (the “Committee”) for the year ending December 31, 2010 (the “2010 Performance Criteria”). The 2010 Performance Criteria shall be provided to Holder as soon as possible after the Committee has set the 2010 Performance Criteria.

(iv)   Vesting. In the event that one of the performance goal(s) set forth in Subsection 3(a)(ii), 2009 Performance Goals, shall have been met as of December 31, 2009, then the 2009 Award Increment shall become vested as of December 31, 2009. The proceeds shall be due and payable as soon as reasonably practicable thereafter as set forth in Section 4, below.

In the event that the performance goal(s) set by the Committee for attainment for the year ending December 31, 2010, as described in Subsection 3(a)(iii), 2010 Performance Goals, shall have been met as of December 31, 2010, then the 2010 Award Increment shall become vested as of December 31, 2010. The proceeds shall be due and payable thereafter as set forth in Section 4, below.

(b)       Upon termination of Holder’s service as an employee of the Company for any reason during the term of this Agreement, all PSUs not yet vested shall be forfeited, unless such termination is the result of Holder’s death or Disability, in which case all unvested PSUs shall immediately vest.

(c)       In the event of a Change in Control of the Company, all unvested PSUs shall vest as of the date the Change in Control, as applicable, is deemed to have occurred.

4.        Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, extraordinary cash dividend, stock dividend, stock split or other change in corporate structure affecting the Company’s common stock, such substitution or adjustment shall be made in the maximum number of PSUs as may be determined to be appropriate by the Compensation Committee of the Company’s Board of Directors, in its sole discretion, provided that the number of PSUs subject to any award shall always be a whole number. Additional shares of PSUs shall be subject to the same restrictions and other terms and conditions that apply to the original shares of PSUs with respect to which such adjustments are made.

5.        Payment. All payments under this Agreement shall be made in cash. As soon as reasonably practicable after the lapse of restrictions or other vesting (but in no event more than 30 days thereafter), the PSUs (minus any withholding for taxes) shall be paid to Holder or the Holder’s estate. The amount of cash that shall be paid shall equal the number of PSUs with lapsed restrictions multiplied by the average of the closing market price of the Company’s common stock on the New York Stock Exchange for the last ten trading days of the applicable performance period ending on December 31, 2009 or December 31, 2010.

6.        Non transferability.      The Holder’s rights hereunder shall not be transferable otherwise than as provided in the Amended and Restated 2004 Incentive Plan, and the terms thereof shall be binding on the executors, administrators, heirs and successors of Holder.

7.        Defined Terms. Defined terms used herein and not defined shall have the meanings ascribed to them in the Amended and Restated 2004 Incentive Plan.

8.        Amendment: Choice of Law. This Agreement may be amended as provided in the Amended and Restated 2004 Incentive Plan. This Agreement shall be governed by Maryland law.

COVENTRY HEALTH CARE, INC.	HOLDER:

By: ___________________________	____________________________

Title:	________________________________